MEMORANDUM OF UNDERSTANDING
                                     BETWEEN
                  MATRA MARCONI SPACE AND DBS INDUSTRIES, INC.



By and between

Matra Marconi Space France s.a., a company organized under the laws of France and having its headquarters at 4, Rue de Presbourg, 75116, Paris, France ("MMS")

and

DBS Industries, Inc., a company organized under the laws of the State of California, USA and having its headquarters at 100 Shoreline Highway, Suite 190A, Mill Valley, CA 94941, USA ("DBSI")

collectively the "Parties" and individually the "Party":

                                    RECITALS

Whereas DBSI is the major shareholder of E-Sat, Inc., a Colorado corporation. E-Sat, Inc. is the holder of Non-Voice, Non-geostationary Mobile Satellite Service license issued by the Federal Communications Commission ("FCC"),

Whereas E-Sat, Inc. has planned to develop and operate a satellite constellation and the associated ground segment to service the messaging market,

Whereas MMS is a major space company and is willing to build the E-Sat satellites and possibly the Remote Terminal Unit ("RTU").

AGREEMENTS

This MOU is subject to satisfactory completion of the activities provided herein and expresses the common interest to work out mutually acceptable agreement as contemplated herein between the parties, within the objectives and the process specified herein. This MOU is not, and is not intended to be, a binding agreement between the Parties, and neither Party shall have any liability to the other if the Parties fail to reach an acceptable agreement for any reason.

1.       Objective:

a. DBSI is considering entering into a spacecraft manufacturing agreement with MMS, appointing MMS as prime contractor for the design, construction, delivery at launch site and launch support services of 6 LEO satellites (the "Prime Contract"). The Prime Contract will also include launch station equipment and launch services via EUROKOT for 2 launchers with launch insurance, development of operation software and data processing for ground support.

b. DBSI and MMS are considering entering into a manufacturing agreement for the manufacture of 2 million RTUs.




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c. In case MMS is awarded a contract for the above-mentioned  item (a), MMS will consider making an investment into DBSI.

2.       Definitive agreements

After executing this MOU, the Parties shall closely work together and jointly work out in good faith the relevant definitive agreements, and develop the E-Sat System through three phases as follows.

Phase 1: (a) Preliminary design of the E-SAT system including detailed design of the satellites, ground stations, RTUs and ground support software, (b) negotiation of a contract setting forth the terms of any MMS investment in DBSI including the disbursement dates of the investment.

Subject to satisfactory due diligence and approval by the MMS board and MMS shareholders and subject to Prime Contractor contract signature, the MMS investment in DBSI is intended to be of the order of US$10 million.

Phase 1 is intended to begin on 1 September 1998 and continue for 2 months.

Phase 2: Negotiations of (a) a Prime Contract for the design, construction, delivery at launch site and launch support services of 6 LEO satellites, ground station equipment, launch services, development of operation software and data processing for ground support; (b) a contract for the manufacture of the RTUs.

Phase 2 is intended to begin on 1 October 1998.

The Prime Contract, as described in paragraph 1(a), is intended to have a not-to-exceed price of US$95 million (assuming EUROKOT launch service price, including insurance, is US$21.5 million).

The manufacturing contract for 2 million RTUs, as described in paragraph 1(b), is intended to have a not-to-exceed price of US$70 million.

Phase 3: Entry into force of the manufacturing contracts. E-Sat System full development concluding with the delivery to the launch site of 6 satellites and delivery of the ground stations.

Phase 3 is intended to begin when Phase 1 and Phase 2 have been completed.

3.       Conditions

The definitive agreements will be subject to the following conditions:

o Negotiation and execution of the agreements with terms and conditions mutually acceptable to both Parties.

o Obtention all required approvals of governing boards and shareholders of DBSI, E-Sat, Inc., and MMS, if required.

o Compliance with applicable laws and receipt of all required approval by all governmental agencies having jurisdiction over the subject of those agreements.

o    Completion of due diligence to MMS's satisfaction.



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4.       Press Releases and Disclosures

Each Party will not issue any press release or other disclosure of this LOI without approval by the other Party. The disclosure issue is covered by a separate Non-Disclosure Agreement signed between the Parties.

5.       Term of LOI/Termination

This LOI shall become effective on the last date of signature hereunder and may be terminated without liability to either Party either:

a.   By mutual consent of the Parties; or

b. By any Party if Phase 2 is not completed by 1 January 1999 or such other date as the Parties may agree; or

c.   At the time definitive agreements are signed.

In the event of such termination, all provisions hereof shall terminate. The separate Non-Disclosure Agreement signed between the Parties will remain in force.

6.       Governing Law

This agreement is governed by the laws of the State of New York excluding its conflict of laws rules. Any dispute which cannot be settled by the Parties shall be resolved in accordance with the Rules of Concilliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such Rules. The venue of such arbitration shall be New York City, New York, USA.



Date:




By:      /s/ Fred W. Thompson
         Fred W. Thompson, President and Chief Executive Officer,
         DBS Industries, Inc.


Date:



By:      /s/ Armand Cartier
         Armand Cartier, Chairman & Chief Executive Officer,
         Matra Marconi Space France S.A.